EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) dated February 6, 2008 and related Prospectus of Corcept Therapeutics Incorporated (a development stage company) for the registration of debt securities, preferred stock, $0.001 par value per share, common stock, $0.001 par value per share, equity warrants and debt warrants and to the incorporation by reference therein of our report dated March 30, 2007, with respect to the financial statements of Corcept Therapeutics Incorporated (a development stage company) included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California

February 6, 2008